Exhibit 5.1

Mayer Brown LLP
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Chicago, Illinois 60606-4637

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January 3, 2020	www.mayerbrown.com

Board of Directors
Prologis, Inc.
Pier 1, Bay 1
San Francisco, California 94111

Re:                             Offers to Exchange

Ladies and Gentlemen:

We have acted as special counsel to Prologis, L.P. (“Prologis OP”), a Delaware limited partnership, in connection with Prologis OP’s offers to exchange (each such offer as described in the Offering Documents (as defined below), an “Exchange Offer” and collectively, the “Exchange Offers”) all of the outstanding 3.250% Senior Notes due October 1, 2026 and 4.375% Senior Notes due February 1, 2029 (together, the “Liberty Notes”) of Liberty Property Limited Partnership (“Liberty OP”), a Pennsylvania limited partnership, for consideration consisting of (a) in exchange for each $1,000 principal amount of Liberty Notes that is validly tendered prior to 5:00 p.m., New York City time, on the Early Expiration Date (as defined in the Offering Documents), and not validly withdrawn, total consideration consisting of (i) the exchange consideration of $970 principal amount of newly issued debt securities of Prologis OPwith identical interest rates and maturities as the corresponding Liberty Notes (the “Prologis Notes”) plus $1 in cash and (ii) the Early Participation Premium (as defined in the Offering Documents) of $30 principal amount of Prologis Notes, and (b) in exchange for each $1,000 principal amount of Liberty Notes that is validly tendered after the Early Expiration Date but prior to the Final Expiration Date (as defined in the Offering Documents), and not validly withdrawn, only the exchange consideration, which consists of $970 principal amount of Prologis Notes plus $1 in cash, pursuant to a registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Securities Act”), filed with the Securities and Exchange Commission (the “Commission”) on January 3, 2020 (as so filed and as amended, the “Registration Statement”), a related letter of transmittal, dated January 3, 2020, filed as an exhibit to the Registration Statement (the “Letter of Transmittal”) and a dealer managers agreement, dated January 3, 2020, among Prologis OP, Liberty OP, J.P. Morgan Securities LLC and Mizuho Securities USA LLC. The Registration Statement, the related prospectus and the Letter of Transmittal are herein referred to as the “Offering Documents.” The Prologis Notes are being issued pursuant to an indenture(the “Base Indenture”), dated June 8, 2011, among Prologis OP, as issuer, Prologis, Inc. (“Prologis”), a Maryland corporation, as parent guarantor, and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by a First Supplemental Indenture, dated as of September 27, 2010, a Second Supplemental Indenture, dated as of June 11, 2012, a Third Supplemental Indenture, dated as of December 10, 2012, a Fourth Supplemental Indenture, dated as of September 27, 2013, a Fifth Supplemental Indenture, dated as of March 24, 2015, a Sixth Supplemental Indenture, dated as of September 20, 2016, a Seventh Supplemental Indenture, dated as of April 27, 2017, and an Eighth Supplemental Indenture, dated as of January 25, 2019 (the Base Indenture as so supplemented, the “Indenture”) and an officer’s certificate establishing certain terms of the Prologis Notes. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the

Mayer Brown is a global services provider comprising an association of legal practices that are separate entities including Mayer Brown LLP (Illinois, USA), Mayer Brown International LLP (England), Mayer Brown (a Hong Kong partnership) and Tauil & Chequer Advogados (a Brazilian partnership).

Board of Directors
Prologis, Inc.

January 3, 2020

Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the related prospectus, other than as expressly stated herein with respect to the issuance of the Prologis Notes.

We have also participated in the preparation and filing with the Commission under the Securities Act of the Registration Statement, relating to the debt securities of which the Prologis Notes are a part. In rendering our opinions set forth below, we have examined originals or copies identified to our satisfaction of (i) the Registration Statement; (ii) Prologis’s Articles of Incorporation, as amended and supplemented; (iii) Prologis’s Eighth Amended and Restated Bylaws; (iv) the certificate of limited partnership of Prologis OP; (v) the Thirteenth Amended and Restated Agreement of Limited Partnership, as amended, of Prologis OP; (vi) resolutions of Prologis’s Board of Directors and committees thereof; (vii) the Indenture and (viii) the form of the Prologis Notes. In addition, we have examined and relied upon other documents, certificates, corporate records, opinions and instruments, obtained from Prologis OP or other sources believed by us to be reliable, as we have deemed necessary or appropriate for the purpose of this opinion. In rendering this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

Based upon and subject to the foregoing and to the assumptions, conditions and limitations set forth herein, we are of the opinion that the Prologis Notes have been duly authorized and, upon consummation of the Exchange Offers by Prologis OP in accordance with and in the manner described in the Registration Statement, the related prospectus and the Letter of Transmittal and authenticated by the Trustee in the manner provided for in the Indenture, will constitute valid and binding obligations of Prologis OP, enforceable in accordance with their terms, except as (a) the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles and (b) the enforceability of provisions imposing liquidated damages, penalties or an increase in interest rate upon the occurrence of certain events may be limited in certain circumstances, and will be entitled to the benefits of the Indenture.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to being named in the related Prospectus under the caption “Legal Matters” with respect to the matters stated therein.

The opinions contained herein are limited to Federal laws of the United States and the laws of the State of New York, the Delaware Revised Uniform Limited Partnership Act, the Delaware Limited Liability Company Act and the Maryland General Corporation Law.  We are not purporting to opine on any matter to the extent that it involves the laws of any other jurisdiction.

Sincerely,

/s/ Mayer Brown LLP

Mayer Brown LLP